Exhibit 99.1

Riverbed Appoints Ernie Maddock as Chief Financial Officer

Randy Gottfried to retire after nine years of service

SAN FRANCISCO —(BUSINESS WIRE)—Riverbed Technology (NASDAQ: RVBD), the application performance company, today announced the appointment of Ernie Maddock, currently chief financial officer at Lam Research Corporation, to the position of chief financial officer, effective April 29, 2013. In his role, Maddock will report to chairman and chief executive officer Jerry M. Kennelly and will manage all of the financial, operational and IT areas at the company. He replaces chief operating officer and chief financial officer Randy Gottfried, who will be retiring from Riverbed effective May 3, 2013.

Maddock has been with Lam Research for more than fifteen years, helping grow the company into a multi-billion dollar leader in the semiconductor capital equipment industry. While at Lam Research, in addition to his chief financial officer role, Maddock held senior roles as vice president of customer support and vice president of global operations. Prior to Lam Research, Maddock held a variety of senior financial and operational positions at NCR Corporation.

“We are excited to welcome Ernie to the Riverbed team,” said Jerry M. Kennelly. “As we move into our next phase of growth, Ernie brings a wealth of experience and a proven track record building companies, managing operations and working with the investment community.”

Randy Gottfried has served as Riverbed’s chief financial officer since joining the company in February 2004. “I am proud of what we have built at Riverbed over the last nine years, as our technology and people have impacted enterprise IT on a global scale,” said Gottfried. “I leave with tremendous confidence both in the company’s long-term prospects and in the team that will continue to guide Riverbed going forward.”

“We appreciate Randy’s hard work and many contributions to Riverbed, supporting our growth from a pre-revenue start-up to a global billion-dollar revenue company,” said Jerry M. Kennelly. “We wish him all the best in the future.”

About Riverbed

Riverbed delivers application performance for the globally connected enterprise. With Riverbed, enterprises can successfully and intelligently implement strategic initiatives such as virtualization, consolidation, cloud computing, and disaster recovery without fear of compromising performance. By giving enterprises the platform they need to understand, optimize and consolidate their IT, Riverbed helps enterprises to build a fast, fluid and dynamic IT architecture that aligns with the business needs of the organization. Additional information about Riverbed (NASDAQ: RVBD) is available at www.riverbed.com.

Riverbed and any Riverbed product or service name or logo used herein are trademarks of Riverbed Technology, Inc. All other trademarks used herein belong to their respective owners.

CONTACTS

Riverbed Technology

Renee Lyall, 415-247-6353 (Investor Relations)

renee.lyall@riverbed.com